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                 EXHIBIT (15)
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                                    Exhibit (15)

              ARTHUR ANDERSEN LLP




To CMS Energy Corporation:

We are aware that CMS Energy Corporation has incorporated by reference in its Registration Statements No. 33-51877, No. 33-55805, No. 33-9732, No. 33-29681, No. 33-47629, and No. 33-64044 its Form 10-Q for the quarter ended September 30, 1994, which includes our report dated November 8, 1994 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                      ARTHUR ANDERSEN LLP


Detroit, Michigan,
  November 10, 1994.

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